Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-168528, 333-130675, 333-120183, 333-104129, 333-71442, 33-82894, and 333-30578 on Form S-8 of BE Aerospace, Inc. of our report dated June 29, 2011, relating to the financial statements of BE Aerospace, Inc. 1994 Employee Stock Purchase Plan appearing in this Annual Report on Form 11-K of BE Aerospace, Inc. 1994 Employee Stock Purchase Plan for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Boca Raton, Florida
June 29, 2011